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                                                                     Exhibit 5.1

                            VINSON & ELKINS L.L.P.
                             2300 First City Tower
                              1001 Fannin Street
                           Houston, Texas 77002-6760
                           Telephone (713) 758-2222
                              Fax (713) 758-2346
                                August 7, 1997


National Rural Utilities Cooperative Finance Corporation
2001 Cooperative Way - Woodland Park
Herndon, Virginia 20171-3025

Ladies and Gentlemen:

     We have acted as special finance counsel for Kansas Electric Power Cooperative, Inc., a Kansas non-profit cooperative corporation (the "Cooperative"), in connection with the execution and delivery of that certain Trust Agreement, entered into as of December 20, 1996, by and among National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association ("CFC"), the Cooperative, and The First National Bank of Chicago, a national banking association (the "Trustee"), as trustee of the Rural Electric Cooperative Grantor Trust (KEPCO) Series 1997 (the "Trust"), and in connection with the execution and delivery of that certain First Amendment to Trust Agreement, entered into as of July 1, 1997, by and among CFC, the Cooperative and the Trustee. Said Trust Agreement, as amended by said First Amendment to Trust Agreement, is hereinafter referred to as the "Trust Agreement". Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Trust Agreement.

     In such capacity we have examined the Trust Agreement, certain certificates from officers of CFC, the Cooperative and the Trustee, and such other matters as we have deemed necessary or appropriate in order to render the opinions expressed below. We have assumed (a) the due authorization, execution and delivery of each document examined by us by all parties to such document other than the Cooperative and that each such document is valid, binding and enforceable against the parties thereto other than the Cooperative, (b) the legal capacity of natural persons, (c) the genuineness of all signatures other than those of the officers signing on behalf of the Cooperative, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as copies, and (f) that the consideration for the Certicates to be issued by the Trust will be delivered to the Trust contemporaneous with the issuance and delivery of the Certificates. As to various questions of fact material to our opinion we have relied upon the statements and representations made in the Trust Agreement and upon the statements made in the various certificates which we have examined.

     Based upon the foregoing, it is our opinion that:
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     (i)  the Trust has been validly created and is validly existing; and

     (ii) when issued and delivered pursuant to the Trust Agreement, the Certificates will represent valid and fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

     We hereby consent to the statements made with respect to us under the captions "Legal Matters" in the prospectus contained in the Registration Statement relating to the Certificates filed with the Securities and Exchange Commission (File No. 333-25029) (the "Registration Statement") and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                             Very truly yours,


                                             /s/ VINSON & ELKINS L.L.P.